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                                                                   EXHIBIT 11.1

                             i2 TECHNOLOGIES, INC.
         SUPPLEMENTAL STATEMENT OF COMPUTATION OF NET INCOME PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  Three Months Ended March 31,
                                                                  ----------------------------
                                                                  1996                  1997
                                                                  -------              -------
PRIMARY NET INCOME PER SHARE (1):

     Weighted average number of common shares outstanding          25,798              29,007
     Common shares issuable on exercise of stock options,
         net of shares assumed to be repurchased at the
         average market price (2)                                   3,560               4,445
                                                                  -------             -------
         Weighted average common and common
             equivalent shares outstanding                         29,358              33,452
                                                                  =======             =======

     Net income                                                   $ 1,526             $ 1,491
                                                                  =======             =======

     Net income per share                                         $  0.05             $  0.04
                                                                  =======             =======


FULLY DILUTED NET INCOME PER SHARE:

     Weighted average number of common shares outstanding          25,798              29,007
     Common shares issuable on exercise of stock options,
         net of shares assumed to be repurchased at the
         period-end market price, if higher than the
         average market price (2)                                   3,705               4,492
                                                                  -------             -------
         Weighted average common and common
             equivalent shares outstanding                         29,503              33,499
                                                                  =======             =======

     Net income                                                   $ 1,526             $ 1,491
                                                                  =======             =======

     Net income per share                                         $  0.05             $  0.04
                                                                  =======             =======
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(1)  The Company reports primary net income per share as the effect of dilutive securities is less than 3%.

(2) In computing these amounts, the funds used in applying the treasury stock method include the compensation related to stock options which will be charged to expense in the future.